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                             CERTIFICATE OF INCORPORATION

                                          OF

                                 METRO NETWORKS, INC.


                                          I.

         The name of the Corporation is Metro Networks, Inc.

                                         II.

         The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                         III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                         IV.

         The Corporation is authorized to issue two hundred (200) shares of Common Stock, $0.01 par value per share.

                                          V.

         The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                         VI.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

                                         VII.

         Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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                                        VIII.

         No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

                                         IX.

         The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                                          X.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                         XI.

         The name and mailing address of the incorporator of the Corporation are:

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         NAME                MAILING ADDRESS

         Mary Lee Liggett    c/o Paul, Hastings, Janofsky
                               & Walker
                             399 Park Avenue
                             30th Floor
                             New York, New York 10022


         IN WITNESS WHEREOF, this Certificate has been signed on the 31st day of May, 1996.



                             /s/ Mary Lee Liggett
                             ------------------------------
                             Mary Lee Liggett, Incorporator



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